US Airways, Inc.

CEO's Weekly Telephone Update

Transcript - July 8, 2004

*     Hello everyone. This is Bruce Lakefield. It's July 8th.

*     We haven't yet closed the books on the second quarter, but it looks like there may even be a chance that we break even.

*     While that's a glimmer of good news, remember that the second quarter is traditionally US Airways' strongest, and we count on it to help carry us through the year.

*     The outlook for the full year is clouded, however. If we don't get labor cost reductions we have targeted, combined with the effects of abnormally high fuel prices and expansion of low-cost competition, we could see losses in the third and fourth quarters comparable to what we experienced in the first quarter.

*     I can't emphasize strongly enough how important it is for us to get our costs in line - quickly and to get the Transformation Plan implemented as soon as possible. We must stay in compliance with the conditions of our federal loan guarantee, or we run the real risk of losing the cash from the loan. Without a lower cost structure, US Airways could just run out of steam sometime next year.

*     I want to reiterate that US Airways -- and all the other legacy airlines -- have a cost problem because collectively we have a revenue problem.

*     You've heard the reasons many times before - the rapid spread of low-cost competition, the impact of shopping on the Internet and changes in travel habits by business customers.

*     And evidence continues to mount that US Airways is not alone in having to rework its plan because of rapid changes in the industry.

*     The head of Delta Air Lines said this week that his company will have to cut costs even deeper than anticipated. Press reports indicate that Delta is now seeking wage and benefit cuts from its pilots that amount to $1 billion annually, up from its original estimate of $850 million.

*     Even American Airlines, which narrowly avoided bankruptcy last year, apparently needs to go back to the drawing board with its restructuring.

*     According to a newspaper account, the president of the Allied Pilots Association said American's results are $1 billion behind in its turnaround plan.

*     We take no comfort in the difficulties that other airlines face. But they are reminders that what we need to do at US Airways is apparent - and urgent.

*     The cost-reduction discussions we are having with ALPA are serious and meaningful, but we have much work to do with all of our labor groups. I remain optimistic that in the end we will get this done and put US Airways back on the path to profitability. There's too much at stake for us simply to cross our fingers and hope things gets better.

*     Switching gears, this week's "bravo zulu" recognition goes to Sylvia Turner, a customer service agent at Reagan Washington National Airport.

*     She made a lasting impression on a member of the military who was flying from Washington to Jacksonville, Florida.

*     The customer is a resident of Minnesota and an avid fan of the Minnesota Timberwolves. As it turns out, the team was in the semifinals of the NBA western conference that day and he asked Sylvia if he could move to an earlier flight so he could watch the last part of the game.

*     The customer said "there was a trail of smoke following her fingers" because she worked so fast on the keyboard to get him booked on a flight leaving in 15 minutes.

*     As the customer darted off, Sylvia realized he didn't have his ticket, so she ran after him. Then, when she saw he'd miss the flight because of the checkpoint line, she spoke with the security supervisor to get the customer processed next.

*     Our customer told us he felt his experience was just like the airline commercials -- only better - because this time it happened to him.

*     He said Sylvia represented the "epitome of customer service" and I couldn't agree more. Great job, Sylvia!

*     That's all for this week. Thanks for your time and please check in again.